Exhibit 10.20

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of May 23, 2007 (“Effective Date”), is entered into by and between SPECTRUM GLOBAL FUND ADMINISTRATION, L.L.C., a Delaware limited liability company (the “Company”), and WCM POOL LLC, a Delaware limited liability company (the “Client”), under the following circumstances:

RECITALS:

A. WHEREAS, the Company provides certain financial, accounting, valuation and administrative services, including the implementation of its Virtual Back Office (VBO™) outsourcing service.

B. WHEREAS, the Client wishes to engage the Company to provide certain financial, accounting, valuation and administrative (including registrar and transfer agent) services, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Additional Services” has the meaning set forth in Section 2.3.

“Administrative Services” has the meaning set forth in Section 2.2.

“Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to a Party, any Person that controls, is under common control with or is controlled by such Party. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract, or otherwise.

“AML Laws, Regulations and Policies” has the meaning set forth in Section 12.2(a).

“Business Day” means any day on which (a) banks are open for domestic and foreign exchange business in New York, New York, United States of America or (b) the New York Stock Exchange is scheduled to be open for trading.

“CEA” means the United States Commodity Exchange Act, as amended.

“CFTC” means the United States Commodity Futures Trading Commission.

“Change in Control” means (i) the acquisition by a Person of more than one-half of the voting rights or equity interests in the Company; or (ii) the sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company in one transaction or a series of related transactions or the merger into or consolidation with any other Person (other than a wholly-owned subsidiary) or effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least fifty percent (50%) of the voting power of the Company, or (iii) any Person not in control of the Company before the Effective Date acquires, after the Effective Date, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

“Claims” has the meaning set forth in Section 8.1.

“Client” has the meaning set forth in the preamble to this Agreement.

“Client Data” means all data of the Client provided to the Company by the Client or any service provider thereof (including its administrator immediately prior to the Commencement Date) including, but not limited to, data related to securities trades and other transaction data, investment returns, issue descriptive data, market data and the like, and all output and derivatives thereof. For purposes of clarification, “Client Data” shall include any information received by the Company from (1) the Client’s clearing broker or Manager, (2) any Investment Fund or Managed Account in which the Client invests, (3) any Manager of any such Investment Fund or Managed Account, or (4) any administrator or clearing broker for any such Investment Fund or Managed Account.

“Client Directions” has the meaning set forth in Section 2.6.

“Client Employee” shall mean any person then employed by the Client or any agent of the Client retained to provide services to the Client or who has been employed by the Client or served as an agent to the Client during the 180 days immediately prior thereto.

“Client Indemnified Person” has the meaning set forth in Section 8.6.

“Commencement Date” means September 1, 2007, or such other date on which the Company begins to perform the Administrative Services following the completion of the Implementation Services.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Employee” shall mean any person then employed by the Company or any agent of the Company retained to provide services to the Company in connection with Company’s obligations hereunder at any time or who has been employed by the Company or served as an agent to the Company during the 180 days immediately prior thereto.

“Company Indemnified Person” has the meaning set forth in Section 8.6.

“Company System” means the hardware, software, database applications and other systems used by or on behalf of the Company to perform the Services.

“Confidential Information” means, with respect to a Party, all information disclosed by, on behalf of, or at the direction of such Party to the other Party in connection with or related to such Party’s responsibilities under this Agreement, in any form or medium, and regardless of whether marked or otherwise identified as confidential, including, but not limited to, Client Data. Confidential Information does not include information that the Receiving Party can establish: (i) has become generally available to the public or commonly known in either Party’s business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party; (ii) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party; (iii) was disclosed to the Receiving Party on a non-confidential basis by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information; (iv) was independently developed by the Receiving Party without any reference to, or use of, any part of the Confidential Information; or (v) is required to be disclosed by law, regulation, or court order (provided that the Party subject to such law, regulation or court order shall, where possible to do so without breaching applicable law, notify the other Party of any such use or requirement prior to disclosure in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the information to third parties). “Confidential Information” also includes the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device that forms a part of computer hardware.

“Disclosing Party” means the Party disclosing Confidential Information.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Extraordinary Fees” has the meaning set forth in Section 4.5.

“Gramm-Leach-Bliley Act” means Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq., and its implementing regulations.

“Implementation Fee” has the meaning set forth in Section 3.1.

“Implementation Plan” has the meaning set forth in Section 2.1.

“Implementation Services” has the meaning set forth in Section 2.1.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Investment Fund” means any partnership, limited liability company, corporation, trust or other collective investment entity engaged in the business of trading and/or investing in Investment Interests that is managed by a Manager.

“Investment Interests” means any financial instruments traded by the Client or an Investment Fund or a Managed Account in which the Client is invested or any Manager for any of the foregoing, including but not limited to securities, indices, commodities, futures contracts, forward contracts, foreign exchange commitments, swap contracts, spot (cash) commodities and other items, options on any of the foregoing, and any rights pertaining to the foregoing contracts, instruments or investments throughout the world.

“Losses” has the meaning set forth in Section 8.1.

“Managed Account” means a separately managed account managed on behalf of the Client by a Manager.

“Manager” means any person or entity engaged in the business of investing, trading and/or speculating in Investment Interests (whether registered, exempt from registration or not subject to registration) retained by or for the Client or an Investment Fund or Managed Account in which the Client is invested.

“NASD” means the United States National Association of Securities Dealers Inc.

“NFA” means the United States National Futures Association.

“OFAC List” means the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) and the List of Embargoed Regions (the “Embargoed Regions List”), both of which are maintained by the United States Office of Foreign Assets Control.

“Party” means either the Company or the Client, as applicable. “Parties” means both the Company and the Client.

“Person” means any individual or other legal entity, including a corporation, limited liability company or partnership.

“Personal Information” means customer personal information provided to, and maintained by, the Company in confidence, including but not limited to: personally identifiable financial information as defined by the Gramm-Leach-Bliley Act. “Personal Information” shall not include any personal information not required by law to be kept confidential.

“Preferred” means Preferred Investment Solutions Corp., the entity that has been delegated administrative management over the Client and which serves as the managing owner/general partner of each member of the Client, and its Affiliates, and each of its or their shareholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Preferred Employee” shall mean any person then employed by Preferred or any agent of Preferred retained to provide services to Preferred or who has been employed by Preferred or served as an agent to Preferred during the 180 days immediately prior thereto.

“Preferred Indemnified Person” has the meaning set forth in Section 8.6.

“Receiving Party” means the Party receiving Confidential Information disclosed by the Disclosing Party.

“SEC” means the United States Securities and Exchange Commission.

“Services” means any services performed or to be performed by the Company hereunder, including the Implementation Services, the Administrative Services, any Additional Services and any Transfer Services.

“Term” means the initial term of this Agreement, together with all renewal terms, each as set forth in Section 4.1.

“Transfer Services” has the meaning set forth in Section 4.5.

“United States Patriot Act of 2001” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

ARTICLE II

SERVICES

2.1)	Implementation Services. The Company and the Client have developed a plan for implementing the services to be provided hereunder, including with respect to the transition of responsibility for such services from the Client and its current administrator to the Company, which plan attached hereto as Schedule I (the “Implementation Plan”). The Company shall perform the services required to complete the Implementation Plan, as set forth therein (the “Implementation Services”). The Company and the Client shall comply with any applicable requirements agreed in the Implementation Plan.

2.2)	Administrative Services. Beginning on the Commencement Date, the Company shall perform the administrative services set forth in Schedule II (the “Administrative Services”). The provision of Administrative Services is subject to the assumptions set forth in Exhibit A; as such assumptions may be revised in accordance with the Implementation Plan. If there are any material changes to these assumptions during the Term or if the assumptions are materially incorrect, the Company and the Client agree to negotiate in good faith any adjustment in the fees and payments set forth in Section 3.2 below to compensate for any increase or decrease in effort, resources or costs required to deliver the Services to the Client, provided that such adjustment in the fees and payments is agreed upon in writing by the Client in advance.

2.3)	Additional Services. The Company may, at its option and in its sole discretion, provide such additional services as requested by the Client from time to time, including the services enumerated in Schedule III (the “Additional Services”). In the event the Client shall request services (including any Additional Services) or the preparation of any document or report outside the scope or timing of the Services, the Company shall charge and the Client shall pay an additional fee to be agreed upon by both parties in writing in advance as provided in Schedule III.

2.4)	Performance. The Company shall perform the Services (a) in a reasonable manner, (b) consistent with applicable industry standards and the terms of this Agreement and (c) timely and in accordance with the delivery schedule(s) set forth in this Agreement and the Schedules and Exhibits thereto. In addition to any other remedies provided under this Agreement, the Client’s primary remedy in the event that (i) the Company fails to perform the Services as required hereunder, or (ii) the Company’s performance of any such Services results in any errors, shall be, at the Client’s election, for the Company to promptly re-perform the applicable Services and correct the error within a reasonable time period after the Client notifies the Company in writing of such failure or error. The Client shall immediately notify the Company in writing of any such failures or errors of which the Client becomes aware and fully cooperate with the Company in its re-performing the applicable Services or correcting such error. Notwithstanding the foregoing, the Company shall not be responsible or liable for any such failure or error for which the Company did not receive written notice from the Client within sixty (60) days after the Client first knew or should have known of such failure or error. Nothing contained in this Section 2.4 shall limit the Client’s rights and/or remedies as set forth in any other provision of this Agreement.

2.5)	Subcontractors; Outside Services. The Client acknowledges and agrees that the Company may use subcontractors, including but not limited to attorneys, bankers, accountants or stockbrokers, for the performance of the Services; provided that the Company remains responsible for all of its obligations hereunder and for the payment of such subcontractors. The Company shall provide the Client with written notice prior to the use of any subcontractors and shall obtain the Client’s prior written consent prior to the use of any subcontractors that represent a material change from the Company’s operations, which consent shall not be unreasonably withheld, delayed or conditioned.

2.6)	Client Directions. In the course of performing the Services, the Company may receive written or oral instructions or directions from the Client or its employees, agents or representatives with respect to the Services (collectively, the “Client Directions”). The Company may rely upon and comply with any Client Direction in performing its obligations under this Agreement. If and to the extent that the Company acts or fails to act as a result of its reliance upon any Client Direction, the Company shall be relieved of any liability arising therefrom, and such act or failure to act shall not constitute a breach or non-performance of any warranty or obligation of the Company hereunder; provided that this Section 2.6 shall not relieve the Company from any liability resulting from its gross negligence, intentional unlawful conduct or material departure from applicable industry standards. If any Client Direction is inconsistent with or conflicts with any provision of this Agreement, the Company may disregard such Client Direction or require that such Client Direction be confirmed in a written amendment to this Agreement.

ARTICLE III

FEES AND PAYMENT

3.1)	Implementation Fee. The Client shall pay the Company the agreed upon implementation fee for performing the Implementation Services, as set forth or referred to in Exhibit B (the “Implementation Fee”). If it is determined that the actual Implementation Fee differs from the estimated Implementation Fee, the Company and the Client shall negotiate in good faith any adjustment to the Implementation Fee. Such estimates are subject to revision based upon future findings. In the event that the estimated or actual costs of implementation are revised, the Company and Client may agree on the revised costs or the Client may terminate this Agreement as provided in Section 4.3, subject to the Client’s payment for Implementation Services actually rendered prior to such termination.

3.2)

Administrative Services Fees. The Client shall pay the fees set forth or referred to in Exhibit B for the Administrative Services. All fixed recurring fees shall be payable monthly in arrears based upon Client’s beginning-of-month net assets. Any increases or decreases in the Administrative Services Fees shall be agreed upon in advance in writing by the Company and the Client. Notwithstanding the foregoing, the Company agrees that (a) it shall not increase the Administrative Services Fees for a period of 12 (twelve) months following the Commencement

Date and (b) it shall provide the Client with three (3) months prior written notice of its intent to increase the Administrative Services Fees.

3.3)	Additional Service Fees. Unless otherwise agreed in writing by the Company, all Additional Services, including the Additional Services described in Schedule III, shall be subject to additional fees determined by the Company in accordance with its standard practices and fees, provided that such additional fees are agreed to in advance in writing by Client. Any increases or decreases in the Additional Services Fees shall be agreed upon in advance in writing by the Company and the Client. Notwithstanding the foregoing, the Company agrees that (a) it shall not increase the Additional Service Fees for a period of 12 (twelve) months following the Commencement Date and (b) it shall provide the Client with three (3) months prior written notice of its intent to increase the Additional Service Fees.

3.4)	Expenses. In addition to the fees set forth in Sections 3.1 through 3.3 above, the Client shall be responsible for all pre-approved direct costs and expenses, including travel and lodging expenses, incurred by the Company in performing the Services hereunder. Such costs and expenses must be approved by the Client in advance in writing. The Company shall pass-through such costs and expenses to the Client without any mark-up or premium.

3.5)

Invoices. Except as otherwise set forth or referred to in Exhibit B, the Company shall invoice the Client for all fees, costs and expenses on a monthly basis. All invoices are payable within thirty (30) days of receipt. All invoices shall be paid in U.S. dollars by bank check or wire transfer in accordance with the payment instructions provided on the applicable invoice. All invoiced amounts not paid within such time period shall be subject to a late fee equal to the lesser of (a) 1  1/2% per month or (b) the maximum rate permitted by applicable law.

ARTICLE IV

TERM AND TERMINATION

4.1)	Term.

a)	The initial term of this Agreement shall begin on the Effective Date and continue for a period of eighteen (18) months following the Commencement Date. Thereafter, this Agreement shall continue in effect in accordance with its provisions from year to year after its initial term unless (i) terminated (A) by Client or Preferred upon not less than two (2) months’ prior written notice to the Company or (B) by the Company upon not less than four (4) months’ prior written notice to the Client, or (ii) there is an early termination of this Agreement pursuant to Sections 4.2 or 4.3. The Client shall have up to two (2) months from the effective date on the written notice of termination to complete the Transfer as described in Section 4.5.

b)	Without limiting the generality of the foregoing, the Company, the Client or Preferred may terminate this Agreement in accordance with the notice provisions of Section 4.1(a) for any reason in their sole and absolute discretion.

4.2)	Termination by the Company. The Company may terminate this Agreement at any time by notice to the Client, if:

a)	the Commencement Date does not occur within ninety (90) days after the completion of Implementation Services;

b)	(i) any invoice hereunder remains unpaid for more than sixty (60) Business Days after the Client’s receipt (unless such invoice or portion thereof is subject to dispute by Client) and (ii) the Company notifies the Client in writing that any invoice hereunder is unpaid for more than sixty (60) Business Days after Client’s receipt thereof and (iii) the Client has not paid any undisputed amount within two (2) Business Days following Client’s receipt of the written notice provided in (ii) above;

c)	the Client materially breaches this Agreement, including by its failure to provide the Company with the necessary data in the format prescribed by the Company, and does not cure such breach within thirty (30) days after its receipt of notice thereof;

d)	the Client (i) goes into liquidation (other than a voluntary liquidation commenced by the Client or Preferred in connection with the closing of the Client), (ii) becomes bankrupt, (iii) has a receiver appointed over its assets (other than a voluntary liquidation commenced by the Client or Preferred in connection with the closing of the Client), (iv) is unable to pay its debts as they fall due, (v) commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or (vi) makes a general assignment of its assets for the benefit of its creditors; or

e)	the Client takes any corporate action or legal proceedings are instituted for the winding-up or dissolution of the Client, other than a voluntary liquidation instituted by Client in which Client agrees to pay the Company in advance for its services pursuant to a written invoice submitted by the Company to the Client.

4.3)	Termination by the Client. The Client may terminate this Agreement at any time by notice to the Company, if:

a)	the Commencement Date does not occur within ninety (90) days after the completion of Implementation Services;

b)	the Company materially breaches this Agreement and does not cure such breach within thirty (30) days after its receipt of notice thereof;

c)	the Company (i) goes into liquidation, (ii) becomes bankrupt, (iii) has a receiver appointed over its assets, (iv) is unable to pay its debts as they fall due, (v) commences negotiations with its creditors with a view toward adjustments or rescheduling of its indebtedness or (vi) makes a general assignment of its assets for the benefit of its creditors;

d)	the Company takes any corporate action or legal proceedings are instituted for the winding-up or dissolution of the Company;

e)	the Client terminates, closes or dissolves, or the management of the Client is transferred to an unaffiliated manager, provided that in any such case the Client shall use its reasonable best efforts to provide the Company with as much prior notice as is possible under the circumstances; or

f)	a Change in Control occurs.

4.4)	Extension of Cure Period. The cure periods provided for in Section 4.2(c) and 4.3(b) shall be extended for up to one hundred twenty (120) days (or for such longer period as the Parties may agree in writing) if (a) the breaching Party is making reasonable efforts to cure the breach as promptly as practicable, (b) a cure cannot practicably be achieved within the initial cure period, and (c) prior to the end of the initial cure period, the breaching Party gives the non-breaching Party notice of the need for an extension, which notice will describe the actions being taken by the breaching Party to cure the breach.

4.5)	Cooperation with Transfer. Upon expiration or termination of this Agreement, the Company shall use its best efforts to cooperate with the Client in the transfer of the Company’s obligations hereunder to the Client or its designee. Unless otherwise agreed upon in writing, the Client shall continue to pay its Administrative Service Fees during the course of the Transfer and shall pay the Company for any non-routine, unusual or extraordinary fees and expenses (“Extraordinary Fees”) for any services performed by the Company in connection with such cooperation (“Transfer Services”). Any such Extraordinary Fees shall be billed to the Client by the Company at cost. The Company may, at its option and in its discretion, require that Client pay such fees, or a deposit towards such fees, prior to the Company’s performance of any Transfer Services. Provided that the Company fulfills its obligations and responsibilities in all respects by delivering to the Client or its designee all necessary information to the new service provider, the Company shall not be obligated to provide Transfer Services for more than six (6) months following the expiration of this Agreement or the effective date as stated in any notice of termination, as provided in Section 4.1(a). The Company agrees not to increase the Client’s Administrative Service Fee during the period in which it is providing Transfer Services to the Client.

4.6)	Effect of Termination. The expiration or termination of this Agreement shall not excuse the Client from the payment of any fees, costs or expenses incurred prior to such expiration or termination. The following provisions shall survive the expiration or termination of this Agreement for any reason: Articles V, VI, VII, VIII and Sections 4.5, 14.2, 14.4, 14.8 and 14.15.

ARTICLE V

CONFIDENTIALITY; NON-SOLICITATION; NON-EXCLUSIVITY

5.1)	Confidentiality.

a)	Each Party shall protect the confidentiality of the other Party’s Confidential Information in the same manner that it protects its own confidential information of a similar nature, but in no less than a reasonable manner. The Company shall only use the Client’s Confidential Information in connection with the performance of the Company’s obligations hereunder. The Client shall only use the Company’s Confidential Information in connection with the Client’s use and enjoyment of the Services. During the Term, the Receiving Party may: (i) disclose Confidential Information received from the Disclosing Party only to its subcontractors, agents, representatives, advisors, employees, officers and directors and affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Agreement, provided that in no event shall the Company disclose any Confidential Information to any such person unless such person is subject to a confidentiality agreement with the Company that prohibits such person from disclosing any Confidentiality Information to any person not a party to, or otherwise bound by the terms of, this Agreement; or (ii) reproduce the Confidential Information received from the Disclosing Party only as required to execute its obligations or exercise its rights under this Agreement.

b)	In the event that either Party is required under applicable law to disclose any of the other Party’s Confidential Information, the Party subject to such requirement shall promptly notify the other Party of such requirement so that the other Party may challenge such requirement or seek an appropriate protective order or other similar protection. Unless advised by legal counsel that such a course of action would expose the Party subject to such requirement to civil or criminal liability, the Party subject to such requirement shall fully cooperate with the other Party in connection with the foregoing; provided that the other Party shall reimburse the Party subject to such requirement for all reasonable out-of-pocket expenses incurred by it with respect to such cooperation.

c)	Except as otherwise specifically provided in this Agreement, the Receiving Party shall not during the Term, and after expiration or earlier termination hereof: (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, compile, disassemble or otherwise use such Confidential Information in whole or in part.

d)	The Receiving Party acknowledges that: (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain; (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable; (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction; (iv) subject to the rights expressly granted to the Receiving Party in this Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Information regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party; and (v) any disclosure by the directors, officers, employees, and agents of the Receiving Party shall be deemed to be disclosure by the Receiving Party and the Receiving Party shall be liable for any such disclosure as if the Receiving Party had disclosed the Confidential Information.

e)	All Confidential Information disclosed by the Disclosing Party shall be and shall remain the property of the Disclosing Party. Within five (5) days after being so requested by the Disclosing Party, except to the extent the Receiving Party is advised in writing by counsel such destruction is prohibited by law, it shall return or destroy all documents thereof furnished to it by the Disclosing Party and it shall also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by it or its employees based upon, containing or otherwise reflecting any Confidential Information. Any destruction of materials shall be confirmed by the Receiving Party in writing; provided, however, that any party may retain (i) one copy of the Confidential Information that it deems necessary to comply with any obligations under all applicable laws, rules, regulations and (ii) any Confidential Information it believes cannot reasonably be destroyed (such as oral communications reflecting Confidential Information, firm electronic mail back-up records, back-up server tapes and any similar such automated record-keeping or other retention systems), which shall remain in perpetuity subject to the confidentiality terms of this Agreement. Any Confidential Information that is not returned or destroyed, including without limitation any oral Confidential Information shall remain in perpetuity subject to the confidentiality obligations set forth in this Agreement.

f)	Notwithstanding anything herein to the contrary, in this Article V or in Article XI, the Company shall have the right to mine, utilize, distribute, sell, share or market aggregated, amalgamated or compiled statistical information obtained or developed by the Company in the performance of the Services provided hereunder, so long as the Company does so in a manner that does not reveal or disclose any information which is identifiable with, or specific, traceable or attributable to, the Client or its investors. For purposes of clarification, the only specific information relating to or associated with the Client that the Company may disclose is the name of the Client and the Client’s assets under management.

5.2)	Non-Solicitation.

a)	The Client shall neither hire nor solicit for employment any Company Employee with whom the Client has had contact during the Term without the prior written authorization of the Company. If the Client hires any such Company Employee, without such authorization, the Client shall pay Company an amount equal to such Company Employee’s total first year compensation at the Client.

b)	The Company shall neither hire nor solicit for employment any Client Employee or Preferred Employee with whom the Company has had contact during the Term without the prior written authorization of the Client or Preferred, as applicable. If the Company hires any such Client Employee or Preferred Employee, without such authorization, the Company shall pay the Client or Preferred, as applicable, an amount equal to such Client Employee’s or Preferred Employee’s total first year compensation at the Company.

5.3)	Non-Exclusivity. Neither this Agreement nor the nature of the services provided to the Client shall preclude the Company from acting as administrator or for providing services of any nature to any other Person.

5.4)	Publicity.

a)	Neither the Company nor the Client shall distribute any publicity, including press releases, regarding the nature of this Agreement without receiving the prior written approval of the other. Unless directed otherwise in writing, the Company shall be permitted to refer to the Client as a current or past client, provided that neither the Company nor any Affiliate or Company Employee shall be permitted to disclose or refer to the Client or Preferred as a current client until such time as the Implementation Plan has been completed in full as to Client and all investment funds managed by Preferred or its Affiliates, or Preferred has otherwise agreed to in writing.

b)	Notwithstanding the foregoing, the Company acknowledges and agrees that the Client and Preferred are subject to various laws, rules and regulations. The Company agrees that the Client and Preferred may make disclosures required by such laws, rules and regulations as it deems appropriate under the circumstances.

ARTICLE VI

EXCLUSION OF CONSEQUENTIAL DAMAGES

In no event shall the Company be liable for any punitive, exemplary or other special damages, or for any indirect, incidental or consequential damages (including lost profits or lost business opportunity), in each case arising under or in relation to this Agreement (including with respect to the performance or non-performance of any Services), whether arising under breach of contract, tort or any other legal theory, and regardless of whether the Company has been advised of, knew of, or should have known of the possibility of such damages. In no event shall this Article VI be deemed to have failed of its essential purpose.

ARTICLE VII

WARRANTY DISCLAIMER

Other than with respect to Article XII, the Company hereby specifically disclaims any and all representations or warranties, express or implied, arising by law or otherwise, arising under or relating to this Agreement or the subject matter hereof (including with respect to the Services and the Company System), including any implied warranties of merchantability, fitness for a particular purpose, title, and non-infringement. Without limiting the foregoing, the Company makes no representations or warranties that the Services will be uninterrupted or error-free.

ARTICLE VIII

INDEMNIFICATION

8.1)	Company Indemnity. The Client shall be responsible for any and all liabilities, claims, damages, judgments, costs and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Losses”) incurred by Company Indemnified Persons (as defined below) as a result of, and shall defend, indemnify, and hold Company Indemnified Persons harmless from and against, any and all third-party claims, actions, suits or proceedings (collectively, “Claims”) to the extent arising from: (a) the Company’s performance or non-performance of the Services (except to the extent a Claim arises from the Company’s gross negligence or intentional unlawful conduct); (b) Client Directions, or (c) the Client’s gross negligence or intentional unlawful conduct.

8.2)	Client Indemnity. The Company shall be responsible for any and all Losses incurred by Client Indemnified Persons and Preferred Indemnified Persons (each as defined below) as a result of, and shall defend, indemnify, and hold Client Indemnified Persons and Preferred Indemnified Persons harmless from and against, any and all third-party Claims to the extent arising from the Company’s gross negligence or intentional unlawful conduct in the performance of the Services.

8.3)	Notice. Neither Party will be liable for any claim for indemnification under this Article VIII unless notice of such claim is delivered by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”). If any third party notifies the Indemnified Party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party under this Article VIII, then the Indemnified Party shall notify the Indemnifying Party promptly thereof in writing and in any event within thirty (30) days after receiving such notice from the third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced thereby. All notices given pursuant to this Section 8.3 will describe with reasonable specificity the third-party claim and the basis of the Indemnified Party’s claim for indemnification.

8.4)	Participation and Control. Once the Indemnified Party has given notice of a claim or potential claim under Section 8.3, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice, provided that the Indemnified Party may participate in (but not control) such defense. If the Indemnifying Party does not assume the defense of any claim, the Indemnified Party will have the right to undertake the defense of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof).

8.5)	Consent. Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement of any claim that might give rise to liability of the other Party without such other Party’s written consent, which will not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party elects to settle any such claim solely by the payment of monetary damages, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party will be limited to the amount offered as monetary damages by the Indemnifying Party in such compromise or settlement.

8.6)	Indemnified Persons. In this Article VIII, references to “Client Indemnified Persons”, “Preferred Indemnified Persons” and “Company Indemnified Persons” shall mean the Client, Preferred or the Company, respectively, and its or their respective partners, members, shareholders, directors, officers, employees, attorneys, agents, representatives and Affiliates.

ARTICLE IX

COMPLIANCE WITH REGULATORY RECORDKEEPING REQUIREMENTS

9.1)	Recordkeeping Requirements. The Company shall make and keep the following books and records of the Client:

a)	An itemized daily record of each Investment Interest transaction of the Client, showing the transaction date, quantity, Investment Interest, and, as applicable, price or premium, delivery month or expiration date, whether a put or a call, strike price, underlying contract for future delivery or underlying physical, the futures commission merchant carrying the account and the introducing broker, if any, whether the commodity interest was purchased, sold, exercised, or expired, the gain or loss realized, and any commission or give-up fee.

b)	A journal of original entry or other equivalent record showing all receipts and disbursements of money, securities and other property.

c)	A subsidiary ledger or other equivalent record for each member or shareholder of the Client showing the member’s or shareholder’s name and address and all funds, securities and other property that the Client received from or distributed to the member or shareholder.

d)	Adjusting entries and any other records of original entry or their equivalent forming the basis of entries in any ledger.

e)	A general ledger or other equivalent record containing details of all asset, liability, capital, income and expense accounts.

f)	Cancelled checks, bank statements, journals, ledgers, invoices, computer generated records, and all other records, data and memoranda prepared or received in connection with the operation of the Client.

9.2)	Location of Books and Records.

a)	The Company shall maintain the books and records set forth in Section 9.1 above at one of the following business addresses:

i)	200 North LaSalle Street, Chicago, IL 60601;

ii)	8415 Pulsar Place Suite 400, Columbus, Ohio 43240;

iii)	Anderson Square - 4th Floor P.O. Box 10243, Grand Cayman, Cayman Islands KY1-1003; and

vi)	44P Electronic City Phase II East, Hosur Road, Bangalore 560 100 Karnataka, India.

b)	The Company shall notify Preferred immediately if it changes the location at which any of the books and records set forth in Section 9.1 above are maintained.

9.3)	Production and Availability of Books and Records.

a)	In the event of a request to Preferred by the CFTC, NFA, United States Department of Justice, SEC, NASD or any other agency authorized to review any of the books and records specified in Section 9.1 above in accordance with the CEA, the Advisers Act, and CFTC and SEC regulations, the Company shall, within 24 hours following receipt of a written request from Preferred, provide the originals of any of the books and records set forth in Section 9.1 above to Preferred at Preferred’s main office.

b)	The Company shall make available the books and records set forth in Section 9.1 above to:

i)	representatives of the CFTC, NFA, United States Department of Justice, SEC, NASD or any other agency authorized to review any such books and records in accordance with the CEA, the Advisers Act, and CFTC and SEC regulations for inspection and copying during normal business hours and, upon request of any of the foregoing, copies must be sent by mail within one (1) Business Day; and

ii)	members or shareholders in the Client for inspection and copying during normal business hours and, upon request, copies must be sent by mail to any participant within five (5) Business Days if reasonable reproduction and distribution costs are paid by the participant, provided that participants in the Company shall only provide a participant in the Client with information as to the Client, and not to any information relating to any other participant in the Client.

c)	The Company shall notify Client and Preferred immediately in writing in the event that the Company receives a request pursuant to Sections 9.1 (a) and (b) above, and shall provide Client and Preferred with (i) a written description of the books and records reviewed and (ii) copies of all documents reviewed or provided to such persons.

9.4)	Retention Period. The Company shall maintain all of the books and records set forth in Section 9.1(a) above for a minimum period of five (5) years from the date that this Agreement terminates, and all such books and records shall be readily accessible during the first two (2) years of such period. Alternatively, following termination of this Agreement, the Company shall provide all of the books and records set forth in Section 9.1(a) above to the Company, Preferred or its or their designee.

ARTICLE X

PERSONAL INFORMATION

10.1)	From time to time, the Company may obtain access to certain Personal Information from the Client. To the extent applicable, the Company shall comply with the provisions of the Gramm-Leach-Bliley Act regarding the restrictions on the use, disclosure and safeguarding of Personal Information.

ARTICLE XI

CLIENT DATA; SECURITY

11.1)	The Client shall provide the Company with the Client Data to enable the Company to provide the Services. The Company shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to the Company by the Client.

11.2)	All Client Data shall remain the property of the Client. The Client Data shall not be (i) used by the Company other than in connection with providing the Services, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by the Company, or (iii) commercially exploited by or on behalf of the Company, its employees or agents.

11.3)	At the Client’s expense, the Company shall upon written request, promptly return to the Client, in the format and on the media in use as of the date of request, all, or any requested portion of, the Client Data. If the Client expressly consent or requests, the Company may maintain archival tapes containing any Client Data, which shall be used by the Company solely for back-up purposes.

11.4)	The Company will provide data backup in accordance with industry standards during the term of this Agreement and will not delete or destroy any the Client Data during such period.

11.5)

The Company shall not disclose or use any Client Data except for the purpose of carrying out its obligations under this Agreement. The Company shall not disclose the Client Data to its third party service providers without the consent of the Client. The Company shall ensure that each person or entity to whom or to which the Company may disclose the Client Data in connection with the Company’s performance of its obligations under this Agreement shall, prior to any such disclosure of information, agree to use or disclose such Client Data only for the purpose of carrying out the Company’s obligations under this Agreement. The Company shall maintain effective information security measures to protect the Client Data from unauthorized disclosure or use.

11.6)	The Company shall maintain and enforce at all of its locations where the Client Data is received, accessed, stored, processed, or transmitted, security procedures that provide reasonable and necessary security designed to prevent infiltration of or unauthorized access to any and all systems, databases and networks which receive, access, store, process or transmit the Client Data, including firewall-based protections, Virus testing and scanning, intrusion protection and access control with appropriate password and other authentication protections.

ARTICLE XII

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1)	Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date and covenants that at all times during the Term, it will ensure that:

a)	It is a legal entity duly created, validly existing and is in good standing under the laws of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

b)	It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement;

c)	It has all necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary actions on its part;

d)	This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;

e)	It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement or the consummation of the transactions contemplated hereunder;

f)	It is not the subject of any pending or threatened litigation (including claims subject to arbitration) that would prevent such Party from performing its obligations under this Agreement; and

g)	It is in compliance with all applicable laws, rules, orders, regulations and other legal requirements in effect as the same may relate in a material way to each of its respective businesses and provision or use of the Services.

All such representations, warranties and covenants shall continue during the Term of this Agreement and if, at any time, any event has occurred that would make any of the foregoing representations or warranties not true, such Party shall promptly notify the other in writing.

12.2)	Company Representations and Warranties. The Company represents, warrants and covenants to the Client and Preferred that, as of the Effective Date, it:

a)	(i) maintains anti-money laundering policies and procedures that comply with the United States Bank Secrecy Act of 1970, as amended, the United States Patriot Act of 2001, and applicable federal anti-money laundering regulations, including policies and procedures to verify the identity of prospective subscribers, as well as the applicable anti-money laundering laws, rules and regulations where the Client’s units are listed, offered or sold (“AML Laws, Regulations and Policies”);

b)	maintains privacy policies and procedures that comply with the Gramm-Leach-Bliley Act, and other applicable laws, rules and regulations; and

c)	maintains a business continuity/disaster plan that is designed to permit the Company to provide the Services in the event of any full or partial disaster.

All such representations, warranties and covenants shall continue during the Term of this Agreement and if, at any time, any event has occurred that would make any of the foregoing representations or warranties not true, the Company shall promptly notify the Client and Preferred in writing.

12.3)	The Company shall provide to the Client and Preferred its most recent business continuity/disaster recovery plan, anti-money laundering policies and procedures, and privacy policies and procedures, and shall provide the Client and Preferred any updates or amendments thereto.

12.4)	The Company shall during the Term continue to comply with the AML Laws, Regulations and Policies and the Company’s anti-money laundering, privacy and business continuity/disaster recovery policies and procedures and shall, upon the Client’s request provide to the Client and Preferred annual certifications regarding its anti-money laundering, privacy and business continuity/disaster recovery policies and procedures and the Company’s compliance therewith.

ARTICLE XIII

ANTI-MONEY LAUNDERING COMPLIANCE

13.1)	Spectrum shall perform anti-money laundering compliance review in accordance with the AML Laws, Regulations and Policies, including without limitation, ensuring that subscriptions are paid from the account of the beneficial owner and that the investor is not a designated national and blocked person by comparing to the OFAC List.

13.2)	Without limiting the generality of the foregoing, the Company shall:

a)	comply with the AML Laws, Regulations and Policies;

b)	provide to the Client, upon request, written evidence of its suitability to perform the relevant functions on behalf of the Client;

c)	provide information obtained and held with respect to the investors to appropriate regulatory authorities, in accordance with relevant procedures;

d)	provide the Client or its authorised agents with reasonable access to information which they may require to satisfy themselves of the reliability of the Company’s systems and procedures to ensure compliance by the Client with the AML Laws, Regulations and Policies;

e)	comply with its own anti-money laundering obligations regarding identification of clients, training employees, record keeping and suspicious activity reporting and maintain all such procedures in accordance with applicable law;

f)	promptly deliver to Client and Preferred, to the extent permitted by applicable law, notice of any AML Laws, Regulations and Policies violation, suspicious activity, suspicious activity investigation or filed suspicious activity report that relates to any prospective investor in Client; and

g)	cooperate with Client and Preferred and deliver information reasonably requested by them concerning investors that purchased interests in, or shares of, Client necessary for the Client and Preferred to comply with AML Laws, Regulations and Policies.

ARTICLE XIV

GENERAL

14.1)	Assignment and Delegation.

Except as expressly provided in this Section 14.1, neither Party may assign or delegate (whether by operation of law or otherwise) this Agreement (or any of its rights or obligations hereunder) without the prior written consent of the other Party, and any such attempted assignment shall be void. Upon notice to the Client, the Company may assign this Agreement in its entirety, together with all of its rights and obligations hereunder, to an Affiliate or in connection with a Change in Control, provided that nothing in this Section 14.1 shall alter the Client’s rights under Section 4.3(f). If a permitted assignee agrees in writing to be bound by this Agreement, then the assigning Party shall have no further liabilities or obligations hereunder. In addition, the Company may use subcontractors in the performance of its obligations hereunder as permitted by, Section 2.5. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2)	Ownership. As between the Company and the Client, the Company owns all right, title and interest in and to the Company System, and to any and all intellectual property rights therein (including patents, copyrights and trade secrets).

14.3)	Amendment. This Agreement may be amended only by a written instrument executed and delivered by both Parties.

14.4)	Notices.

a)

Any notice required to be given hereunder shall be sent in writing and delivered personally by hand, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile, to the address set forth below, or to such other address specified by the applicable Party by prior notice in accordance with this Section 14.4. Such notices shall be deemed given: (a) if personally delivered, at the time of delivery; (b) if sent by overnight courier service, at the time such courier service records as the time of delivery; (c) if sent by registered or certified mail, at the time of delivery; and (d) if sent by facsimile, at the time when confirmation of successful transmission is received by the sending facsimile machine. Notices sent by any other means (including email) shall not constitute notice hereunder unless it is acknowledged by the receiving Party pursuant to a means set forth in this Section 14.4.

If to the Company:

Spectrum Global Fund Administration, L.L.C.

200 North LaSalle Street - Suite 2420

Chicago, Illinois 60601

Attention: Carol A. Burke

Facsimile: (312) 697-9715

If to the Client:

WCM Pool LLC

c/o Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Email: lblock@kenmar-us.com

Facsimile: (914) 307-4045

With a copy to:

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Email: lblock@kenmar-us.com

Facsimile: (914) 307-4045

b)	Notwithstanding the foregoing, (a) Client Directions may be sent by the Client or Preferred to the Company and its employees by e-mail, provided that such e-mail is from an authorized person of Client or Preferred and (b) any such notices sent by the Client, Preferred or the Company pursuant to Sections 2.4 and 2.6 may be sent by e-mail, provided that such e-mail is from an authorized person of the Client, Preferred or the Company.

14.5)	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Counterparts delivered by facsimile or other electronic means shall be deemed to be an original.

14.6)	Captions; Recitals. The captions and numbers of the various sections hereof are included for convenience of reference only and do not in any way affect the meaning or interpretation of the substantive provisions hereof. The recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

14.7)	Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.8)

Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of the State of Illinois. Each Party hereby consents to the exclusive personal jurisdiction of any state or federal court sitting in the State of Illinois or State of New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees not to assert in any action or proceeding arising out of or relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety or other security that might be required of any other Party with respect thereto.

14.9)	Waiver of Breach. No waiver of a breach of any provision of this Agreement by either Party shall be effective unless made expressly in writing and no such waiver shall constitute or be construed as a waiver by such Party of any future breach of the same or any other provisions of this Agreement. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.

14.10)	Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) constitute the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or between the Parties, written or oral, related in any way to the subject matter hereof.

14.11)	Costs and Expenses. Except as specifically set forth in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the performance of its obligations hereunder.

14.12)	Force Majeure. Except for any payment obligations, neither Party shall be responsible for or liable for failure to perform any part of this Agreement or for any delay in the performance of any part of this Agreement that directly or indirectly results in whole or in part from any event or contingency beyond the Party’s control, including foreign or domestic embargoes, interference by civil or military authorities, acts of God, acts of war or terrorism, or threats of same, or failure of common carriers or telecommunications systems, subject to the implementation of the Company’s business continuity/disaster plan.

14.13)	Interpretation. The descriptive headings of the Agreement are inserted for convenience only and shall not constitute a part of this Agreement. The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” or “Exhibits” are intended to refer to Articles, Sections, Schedules and Exhibits to this Agreement. The terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly indicated, all references to days, months or years are references to calendar days, months and years, respectively. Each Party has participated in the drafting of this Agreement, and has reviewed and adopted the language in this Agreement as a correct expression of the Parties’ intent, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.

14.14)	Irreparable Harm. Each Party acknowledges and agrees that the other Party will be irreparably harmed in the event that such Party breaches Article V and that monetary damages alone cannot fully compensate the non-breaching Party for such harm. Accordingly, each Party hereby agrees that the non-breaching Party shall be entitled to injunctive relief to prevent or stop breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting any bond.

14.15)	Third-Party Beneficiaries. Preferred, Company Indemnified Parties, Client Indemnified Parties and Preferred Indemnified Parties are third-party beneficiaries under this Agreement and shall be entitled to enforce any of the terms hereunder that relate to them. Other than Preferred, the Company Indemnified Parties, the Client Indemnified Parties and the Preferred Indemnified Parties, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties, their respective successors and permitted assigns.

14.16)	Independent Contractors. The relationship of the Company and the Client established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any agency or employment relationship between the Company or any of its employees and the Client or any of its employees. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

14.17)	Most Favored Nation Provision. The Company covenants and agrees that, with respect to Section 2.4 and Articles VI and VII, if it grants more favorable terms to any client from the effective date of this Agreement forward, the Company shall give notice of such terms to the Client and Preferred and such terms shall be incorporated into this Agreement from the effective date of the Company’s agreement with such other client unless the Client and Preferred notify the Company in writing or unless the Company, the Client and Preferred agree otherwise in writing.

ARTICLE XV

SAS 70

15.1)	Definitions.

For purposes of this Article XV, the following terms shall have the following meanings:

“SAS 70” means Statement on Auditing Standards No. 70.

“SAS 70 Review” means a review of the Company’s internal controls by an independent auditing firm retained by the Company in order to prepare a Type II SAS 70 Report.

“SAS 70 Review Firm” means the independent auditing firm retained by the Company to prepare a Type II SAS 70 Report on the Company’s internal controls.

“Type II SAS 70 Report” shall mean a report issued by the SAS 70 Review Firm pursuant to a Type II service auditor’s examination for the Company in accordance with the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 70 as of November 30, 2007 (and for 2008, as of September 30; and for each subsequent year during the Term as of September 30) which report includes the following: (i) whether the Company’s description of its internal controls presents fairly, in all material respects, the relevant aspects of the Company’s controls that had been placed in operation as of a specific date; (ii) whether the controls were suitably designed to achieve specified control objectives; (iii) whether the controls that were tested were operating with sufficient effectiveness to provide reasonable assurance that the control objectives were achieved during the specified period; and (iv) any other information as required by SAS 70.

15.2)	SAS 70 Review; Type II SAS 70 Report.

a)	By no later than June 30, 2007 (and by June 30 of each subsequent year during the Term), the Company shall notify the Client and Preferred in writing of the controls that the SAS 70 Review Firm intends to test as part of the SAS 70 review. The Company and Preferred shall review the controls that the SAS 70 Review Firm intends to test and shall notify the Company by July 31, 2007 (and July 31 of each subsequent year during the Term) if they have any suggestions, comments or recommendations as to the controls to be tested. The Company, the Client and Preferred shall work together in good faith to resolve any differences.

b)	By no later than January 31, 2008 (and by November 30 of each subsequent year during the Term), the Company shall obtain and deliver to Client and Preferred a Type II SAS 70 Report expressing the SAS 70 Review Firm’s opinion on:

•

Whether the Company’s description of controls and applications present fairly, in all material respects, the relevant aspects of the Company’s controls that had been placed in operation as of November 30, 2007 (and as of September 30 of each subsequent year);

•

Whether those controls are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described controls were complied with satisfactorily and the Company’s clients applied those aspects of internal control contemplated in the design of the Company’s controls;

•

Whether the controls that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in the SAS 70 Review Firms’ description of those tests were achieved during the period specified.

c)	By no later than November 30, 2007, the Company shall direct the SAS 70 Review Firm retained by the Company to communicate with the Client and/or Preferred regarding a summary of the Type II SAS 70 Report.

d)	The Company shall deliver to the Client and Preferred any updates or amendments to the Type II SAS 70 Report within five (5) Business Days following the Company’s receipt thereof.

e)	The Company shall promptly inform the Client and Preferred of any material issues that may arise during the SAS 70 Review that could delay the Type II SAS 70 Report.

f)	The Company shall permit the Client or Preferred or either or both of their auditors to communicate with an authorized representative of the Company on a periodic basis as to the status of the SAS 70 Review and the Type II SAS 70 Report.

g)	By no later than January 15, 2008 (and by January 15 of each subsequent year during the Term), the Company shall deliver to the Company and Preferred a representation letter, signed by the Company’s President and Chief Executive Officer (or person or persons with similar functions) that there have been no material changes in the Company’s key controls for the period December 1, 2007 through December 31, 2007 (and for the period October 1 through December 31 for each subsequent year during the Term).

h)	The Company shall promptly (and in any event within five (5) Business Days) notify the Company and Preferred in writing of any material changes to its key controls.

i)	The Client and Preferred shall be permitted to use and rely on the Type II SAS 70 Report in connection with each of their obligations under applicable law, including but not limited to Section 404 of the Sarbanes Oxley Act.

15.3)	Time is of the Essence. The Company acknowledges and agrees that time is of the essence for each date specified in Section 15.2.

15.4)

Remedies for failure of Section 15.2(b). Should the Company fail to deliver the Type II SAS 70 Report specified in Section 15.2(b) in the time period specified therein, the Company shall have ten (10) Business Days to cure such failure. The Company, the Client and Preferred shall work together in good faith to resolve any such failure and shall, at their own cost and expense, take all steps necessary to assist the Client and/or Preferred in complying with its or their obligations under applicable laws, including but not limited to Section 404 of the Sarbanes Oxley Act. Notwithstanding the foregoing, the Company shall be responsible for any direct, measurable and out-of-pocket costs incurred by the Client and/or Preferred to cure any such failure by the Company up $10,000. The Client and/or Preferred shall invoice the Company for all such fees, costs and expenses on a monthly basis. All invoices are payable within thirty (30) days of receipt. All invoices shall be paid in U.S. dollars by bank check or wire transfer in accordance with the payment instructions provided on the applicable invoice. All invoiced amounts not paid within such time period shall be subject to a late fee equal to the lesser of (a) 1  1/2 % per month or (b) the maximum rate permitted by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Agreement to be effective as of the Effective Date.

COMPANY:	CLIENT:

Spectrum Global Fund Administration, L.L.C.	WCM Pool LLC

	By:	Diversified Futures Trust I, a member
	By:	Preferred Investment Solutions Corp., its managing owner

/s/ Esther E. Goodman
Name:	Name:	Esther E. Goodman
Title:	Title:	Senior Executive Vice President and Chief Operating Officer

	By:	Diversified Futures Fund, L.P., a member
	By:	Preferred Investment Solutions Corp., its general partner

/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

	By:	Futures Strategic Trust, a member
	By:	Preferred Investment Solutions Corp., its managing owner

/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

	By:	Kenmar Global Trust, a member
	By:	Preferred Investment Solutions Corp., its managing owner

/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

EXHIBIT A: ASSUMPTIONS

Client Activity:

1.	The Client trades in futures and forward contracts through one commodity trading account clearing at UBS Securities LLC The recent average daily volume and the number of positions held is approximately 40 and 80, respectively.

Reporting:

1.	The Company will include performance of the Client in a daily report to be prepared by the Company that will summarize performance across all Preferred managed funds that are administered by the Company.

2.	The Company will prepare estimated performance reports daily and will target an issuance date that is 1 business day after the trading day.

3.	The Company will reconcile daily the trades received from the managed account advisor against the Futures Commission Merchant’s and / or Prime Broker’s records.

4.	The Company will prepare final net asset value calculations monthly for the Client supported by a trial balance and cash and position reconciliations and will target an issuance date that is 7 business days after the last day of the month.

5.	The Company will calculate and record the unit net asset value based on the number of shares from fund level registrar and transfer agent (“RTA”) records provided by Preferred, the registered RTA.

6.	Preferred will prepare the Client’s annual financial statements subject to audit based on the books and records maintained by the Company.

7.	The Company will prepare reports required to determine the nature of the gains and losses for U.S. tax reporting purposes, including those required as a result of the Client’s mixed straddle election, on a daily basis.

8.	The Company will use the closing foreign exchange rates from the Futures Commission Merchant and / or Prime Broker for the net asset value calculations.

Implementation:

1.	None of the Client’s transactions prior to the Commencement Date will be entered into the Company System used to keep the books and records of the Client.

2.	The Client’s general ledger accounts balances as of the day before the Commencement Date, including year-to-date income statement account balances, will be recorded in the Company System with an effective date which is the day before the Commencement Date.

EXHIBIT B: SERVICE FEES AND PAYMENT

Implementation Fee:

None

Administrative Services Fee:

0.17% per annum of net assets of the Client

SCHEDULE I: IMPLEMENTATION PLAN

•	Company to develop a thorough understanding of Client

•	Company and Preferred to establish format of all Client reports

•	Company to build databases for Client books and records on Company System

•	Company and Preferred to build general ledger chart of accounts and Company to establish it in Company System

•	Company and Preferred to build and document process to gather information required to perform Administrative Services

•	Company and Preferred to build and document process to record all transactions in Company System

•	Company to record Client’s opening portfolio and general ledger balances as of 1 day before the Commencement Date in Company System

•	Company to establish read-only access for Preferred to certain Company System reports

(FULL DAILY)

SCHEDULE II

ADMINISTRATIVE SERVICES

The Company shall, in its capacity as administrator of the Client, perform the following services:

a)	Maintain database of all of Client’s transactions, open positions, portfolio and account/fund information (the “Portfolio Transaction and Position Maintenance”). The Company will prepare and disseminate upon request to the Client, a summary reflecting all purchases and sales during the preceding month, as well as a summary of all securities held by Client at the end of the relevant month

b)	Prepare and maintain portfolio valuation reports and records based upon daily activity reflecting cost and market valuations, realized gains and losses, and unrealized gains and losses on open positions. For purposes of reporting, the Company shall obtain portfolio pricing daily and maintain a historical pricing database.

c)	On a daily basis coordinate the receipt of account statements (cash, securities, futures and other financial instruments) from all custodians (such as brokers, banks, other clearing firms /organizations) and administrators, and reconcile portfolio positions and cash balances in all such accounts. The Company shall research discrepancies, notify the Client of the discrepancy and assist in the resolution of the discrepancy.

d)	With respect to Over-the-Counter (“OTC”) Derivatives Services, defined as any trade subject to an ISDA Master Agreement, including all Bank Debt products, the Company will perform and provide the following:

(i)	ISDA confirmation processing (incl. T+1 verbal confirming). The Company will verbally confirm trades on a T+1 basis, plus track all of the outstanding OTC documentation and verify all economic terms of the transaction. Confirmations will be passed to the Client for final review and signature for execution of document. The Company will store executed document.

(ii)	Counterparty position reconciliations, providing lead role of break resolution.

(iii)	The Company will reconcile all open positions with trading counterparties and escalate any differences to the Client. The Company will assume leading role of break resolution with assistance where required by the Client.

(iv)	Settlements, confirming all OTC trade settlements with counterparties.

(v)	The Company will confirm all settlements for open OTC positions against counterparties, agree amounts to be paid or received. The Company will assume leading role of break resolution with assistance where required by the Client.

(vi)	Collateral management, recording margin movements and reconciling cash balances, verifying interest to be paid/received at month-end.

(vii)	The Company will track daily the movement of collateral as instructed by the Client and reconcile all balances at month-end with each counterparty and agree interest to be paid or received on a month-end basis

(viii)	Valuation pricing support and verification. The Company is not acting as the valuation agent, but will perform reconciliations between the provided third party valuations and obtained counterparty valuations and provide pricing support where applicable. Where a difference occurs in valuation, the Company will investigate if the pricing difference falls outside of agreed basis point tolerance.

e)	Prepare and provide to the Client a daily estimate of the profit or losses for each trading portfolio for the current trading day priced in accordance with Client’s valuation policy.

f)	Provide final net asset value calculations for Client supported by a trial balance and cash and position reconciliations.

g)	Prepare monthly financial statements, including:

(i)	Statement of Financial Condition;

(ii)	Statement of Operations;

(iii)	Statement of Changes in Partners’ Capital or Shareholders’ Equity; and

(iv)	Schedule of Investments

h)	The Company shall provide Client and accounting professionals the following reports which shall be prepared in accordance with the Client’s valuation policy to support annual financial audits:

(i)	Full trial balance for the year;

(ii)	Statement of realized / unrealized gain/loss for the year;

(iii)	Investor level book allocations; and

(iv)	Expense accruals and payments.

Should the Company’s support for the annual financial audit exceed 50 hours, the Company shall have the right to bill for those hours exceeding the initial 50 hours of audit support work. The Company shall notify the client prior to billing that the client’s audit support work has exceeded 50 hours.

SCHEDULE III

ADDITIONAL SERVICES

The Company shall, in its capacity as administrator of the Client, perform the following additional services:

•	Income tax Support ($XX,XXX per US Limited Partnership per annum)

•	Determine Schedule M-1 timing adjustments as required for US income tax reporting.

•	Prepare tax basis income and capital allocation reports by investor.

•	Preparation of year-end financial statements with full disclosures in compliance with Generally Accepted Accounting Principles ($X,XXX per legal entity per annum)

•	Perform processing parallel with the Client or another administrator engaged by the Client ($X,XXX per traditional master feeder fund structure or stand-alone legal entity per month)

•	Account for the Client’s investor side pocket agreements within the process of completing investor allocations ($X,XXX per side pocket agreement)

•	Prepare and distribute all confirmations with respect to the Client’s audits ($X,XXX per traditional master feeder fund structure or stand-alone legal entity per annum)

•	Manually distribute monthly hard-copies of investor statements (X,XXX per traditional master feeder fund structure or stand-alone legal entity per month)

•

Manually distribute audited financial statements, investor statements and U.S. tax schedules K-1 to the Client’s investors ($X,XXX per traditional master feeder fund structure or stand-alone legal entity per annum)

•

Facilitate wire transfers with respect to capital activities and serve as authorized signatory on designated accounts ($X,XXX per traditional master feeder fund structure of stand-alone entity per annum)

•

Monitor the aggregate percentage of interests in Client designated by the Client in writing to the Company to be held by employee plans or by entities (such as a fund-of-funds) whose assets constitute “plan assets” of any employee plan under the U.S. Department of Labor’s “plan asset” regulations at 29 C.F.R. 2510.3-101, and notify the Client prior to accepting any subscription or paying any redemption request if such action would cause that percentage to equal or exceed 25%.

•	Compliance services through Company’s affiliate, Spectrum Global Solutions, LLC